EXHIBIT 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

December 3, 2002
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Mr. David Rosenthal, Executive Vice President and Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL SPEAKS AT INVESTOR CONFERENCE;
PROVIDES GUIDANCE ON 2002 AND 2003 NET INTEREST MARGIN;
UPDATE ON 2002 EXPECTATIONS AND RETAIL BANKING STRATEGY

(El Segundo, CA) Hawthorne Financial Corporation (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., speaking at the Friedman Billings Ramsey 9th Annual Investor Conference at the Millennium Hotel, New York, today provided updated guidance on the Company’s net interest margin expectations for the remainder of 2002 and 2003, and additional information on its retail banking strategy.

Simone Lagomarsino, president and chief executive officer, said the Company’s net interest margin has been positively impacted by the recent market interest rate reductions, following the 50 basis point reduction in the discount rate by the Federal Reserve Board’s Open Market Committee in November 2002. Earlier, the Company indicated that, due to lower yields on new loan production, continued runoff of existing loans and repricing of the MTA index, the net interest margin for the second half of 2002 would be in a range from 3.25% to 3.35%, assuming no further rate reductions. Ms. Lagomarsino stated, “Due to the recent rate reduction, we have been able to continue to lower our cost of funds and, since over $1.0 billion of our loans are currently at their floors, the net interest margin has improved.” Consequently, the Company now expects that the net interest margin for the second half of 2002 will be in a range from 3.40% to 3.45%. “We currently expect that our net interest margin will be in a range of 3.35% to 3.45% for 2003, assuming a flat interest rate environment,” added Ms. Lagomarsino.

The Company reiterated its earlier guidance that, due to the overall improvement in asset quality, the provision for credit losses is expected to be driven by loan portfolio growth for the remainder of 2002 and into 2003. The Company also reiterated its earlier guidance that, for the year ended December 31, 2002, its efficiency ratio is expected to be approximately 47.0% and that general and administrative expenses to average assets is expected to be approximately 1.7%.

The Company is anticipating average loan, asset and deposit growth of 10% to 15% in 2003. “We also anticipate that our efficiency ratio will improve to approximately 45% for 2003, and our G&A to average assets will be approximately 1.6%,” said Ms. Lagomarsino.

Ms. Lagomarsino also indicated that the Company’s longer term goals will be to maintain a consistent average return on equity in the range of 15% to 20%, and a consistent average growth in earnings per share of 15% to 20%.

In response to a question regarding the Company’s acquisition strategy, Ms. Lagomarsino reiterated that the Company’s focus in the near term continues to be to reposition the deposits of the newly acquired branches to build franchise value. Ms. Lagomarsino then expanded on the Company’s branching strategy announced in October. Hawthorne announced that it intended to implement a branching strategy in Orange and San Diego Counties of identifying a well-defined geographic target market, and then building market share such that Hawthorne Savings will be ranked within the top five institutions in that market. “We have identified the Irvine corridor in Orange County, California and North San Diego County, California as the target markets for this strategy. These communities evidence strong demographics and population growth. Our goal is to become ‘The Community Bank’ in these markets,” commented Ms. Lagomarsino. She further stated that, “The strategy that has been developed for the two new markets is consistent with the strategy that Hawthorne has successfully implemented in the South Bay region of Los Angeles County during the past three years.”

Regarding the merger with First Fidelity, Ms. Lagomarsino commented, “The systems conversion was completed in early November, and went very smoothly. We moved two of the branches to new retail locations, and all branches are now being operated as ‘Hawthorne Savings’ branches.” She added, “Our plan is to reposition First Fidelity’s deposit customers into Hawthorne Savings’ core customers during the next two to three years.”

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When used in this press release or in future press releases, filings by Hawthorne Financial Corporation (“Company”) with the Securities and Exchange Commission (“SEC”), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company’s financial performance and cause actual results for future periods to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company’s business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including: general economic conditions in its market area, particularly changes in economic conditions in the real estate industry or real estate values in our market, changes in market interest rates, increased loan prepayments, risk associated with credit quality, and other risks with respect to its business and/or financial results detailed in the Company’s press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.